Exhibit n

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Base Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated January 19, 2017, with respect to the financial statements of Tortoise MLP Fund, Inc. for the year ended November 30, 2016, in the Registration Statement (Form N-2) filed with the Securities and Exchange Commission in this Amendment No. 29 under the Investment Company Act of 1940 (Registration No. 811-22409).

/s/ Ernst & Young LLP
Kansas City, Missouri
May 23, 2017